EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

 We hereby consent to the use of our report dated May 31, 2022 relating to the consolidated financial statements of Salona Global Medical Device Corporation as of and for the years ended February 28, 2022 and February 28, 2021, which report is included in this Annual Report on Form 10-K.

/s/ SRCO Professional Corporation

Richmond Hill, Ontario, Canada May 31, 2022